                                                                    EXHIBIT 99.6


                        PRO FORMA COMBINED BALANCE SHEET

                                DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)



ASSETS
CURRENT ASSETS:
    Cash and cash equivalents .........................     $    440
    Restricted cash ...................................        3,300
    Accounts receivable, net ..........................        1,248
    Inventory .........................................        2,711
    Other current assets ..............................          575
                                                            --------
         Total current assets .........................        8,274
Property & equipment, net .............................        1,512
    Excess purchase price over net assets acquired, net       17,205
                                                            --------
    Deferred financing costs ..........................        1,680
    Other assets ......................................          129
                                                            --------
         Total assets .................................     $ 28,800
                                                            ========

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable and accrued expenses .............     $  4,251
    Due to stockholders/officers ......................        5,250
    Notes payable .....................................        2,230
    Current maturities of long term debt ..............          266
    Other current liabilities .........................          622
                                                            --------
         Total current liabilities ....................       12,619
    Long term portion of capital leases ...............           10
    Long term debt, less current maturities ...........        7,727
    Debt discount .....................................       (1,647)
                                                            --------
         Total liabilities ............................       18,709

STOCKHOLDERS' EQUITY:
    Common stock ......................................           52
    Warrants outstanding ..............................        2,376
    Additional paid in capital ........................       14,542
    Retained earnings (accumulated deficit) ...........       (6,879)
                                                            --------
         Total stockholders' equity ...................       10,091
                                                            --------
         Total liabilities & stockholders' equity .....     $ 28,800
                                                            ========

                     PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)


                                                                       COMPANIES ACQUIRED
                                                  HISTORICAL   ---------------------------------------     TOTAL
                                                  -----------     HIGH         PRESS      PRO FORMA       PRO FORMA
                                                    WHEELS     PERFORMANCE     PASS     ADJUSTMENTS(1)     COMBINED
                                                  -----------  -----------     -----    --------------    ---------
Net sales ..................................     $  7,491      $ 12,890      $  8,662     $   --           $ 29,043
Cost of sales ..............................        6,765         9,913         5,626         --             22,304
Gross profit ...............................          726         2,977         3,036         --              6,739
Selling, general & administrative expense ..        5,964         3,340         2,464         --             11,768
Amortization of intangible assets ..........         --            --            --            431(2)           431
Operating income ...........................       (5,238)         (363)          572         (431)          (5,460)
Interest expense (income) ..................           94            26          --          1,519(3)         1,639
Other expense ..............................         --            --            --           --
Income before income taxes .................       (5,332)         (389)          572       (1,950)          (7,099)
Income tax expense (benefit) ...............         --            --            --           (534)(4)         (534)
Net income (loss) from continuing operations       (5,332)         (389)          572       (1,416)          (6,565)
Discontinued operations ....................        1,460          --            --           --              1,460
                                                 --------      --------      --------     --------         --------
Net income (loss) ..........................     $ (6,792)     $   (389)     $    572     $ (1,416)        $ (8,025)
                                                 ========      ========      ========     ========         ========

-----------------------
(1) Pro forma adjustments reflect the purchases of High Performance and Press Pass as if the purchases were made on January 1, 1997.
(2) Provides for the pro forma increase from January 1, 1997 in amortization expense based on amortizing the goodwill associated with the purchases of High Performance and Press Pass of $17.2 million over 40 years.
(3) Reflects the effect on interest expense of the incurrence of $4.9 million in debt to effect the High Performance acquisition and $4.8 in debt to effect the Press Pass acquisition. $7.7 million of the debt used to finance these acquisitions bears interest at the London Interbank Offering Rate plus 3.0%, or approximately 8.8% for the year ended December 31, 1997, $1.0 million of the debt bears interest at 8.0% and the other $1.0 million of debt bears interest at 10.0%. This amount also includes $0.3 million for amortization of deferred financing costs of $1.6 million and $0.3 million for amortization of debt discount of $1.6 million incurred to obtain financing to effect the acquisitions of High Performance and Press Pass.
(4) Reflects the net tax benefit available to the total combined company's income from the net operating loss of High Performance, offset by the tax expense on the income of Press Pass, at an effective rate of 40.0%, after adjustments for interest as noted in note 3 above.